Filed pursuant to Rule 433

Registration No. 333-179888-01

Qwest Corporation

$500,000,000 7.00% Notes due 2052

Pricing Term Sheet

Date: March 22, 2012

Issuer:	Qwest Corporation
Security:	$500,000,000 7.00% Notes due 2052
Anticipated Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB- / BBB-
Principal Amount:	$500,000,000
Over-allotment Option:	$25,000,000
Trade Date:	March 22, 2012
Settlement Date:	April 2, 2012 (T+7)
Maturity Date:	April 1, 2052
Interest Payment Dates:	January 1, April 1, July 1 and October 1, beginning on July 1, 2012
Coupon:	7.00%
Price to Public:	$25.00 per Note
Optional Redemption:	Callable at Par, in whole or in part, at any time on or after April 1, 2017.
Listing:	The Issuer intends to apply to list the Notes on the New York Stock Exchange and, if the application is approved, expects trading in the notes to begin within 30 days after the Settlement Date.
CUSIP/ISIN:	74913G402 / US74913G4029
Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC Wells Fargo Securities, LLC
Lead Manager:	RBC Capital Markets, LLC
Co-Managers:	Raymond James & Associates, Inc. U.S. Bancorp Investments, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, UBS Securities LLC at 877-827-6444 ext. 561-3884 or Wells Fargo Securities, LLC at 1-800-326-5897.